As filed with the Securities and Exchange Commission on June 17, 2008

Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________

Catalyst Paper Corporation
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	98-01-38030 (I.R.S. Employer Identification Number)

2nd Floor
3600 Lysander Lane
Richmond
British Columbia, Canada V7B 1C3
Tel: 604-247-4400
(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

Catalyst Paper Employee Share Purchase Plan
(Full title of the plan)
___________________________________

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011
212-894-8700

(Name, Address, including Zip Code, and telephone number, including area code, of agent for service)
___________________________________

Copies to:
Michael Levitt, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
212-859-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, without par value	10,000,000	$1.24 (2)	$12,400,000	$487.32

(1)
Includes such additional number of shares as may be required in the event of a stock split, stock dividend or similar transaction in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h)(1) based upon the average of the high and low prices of the Common Shares reported on the Toronto Stock Exchange on June 13, 2008, converted into US dollars based upon the exchange rate of U.S. $1.00 to C$ $.9726 on June 13, 2008.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 10,000,000 shares of our common shares (the “Common Shares”) which may be offered pursuant to the Catalyst Paper Employee Share Purchase Plan (the “Plan”).

PART I

The documents containing information specified by Part I of this Registration Statement will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.  Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

References to “us,” “our,” “we,” and “the Registrant” shall mean Catalyst Paper Corporation, a Canadian corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

We file with or furnish to the SEC annual and other reports.  You may read and copy any document we file at the SEC’s public reference room in Washington, D.C.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed with, or furnished separately to, the SEC.  The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with or furnish to the SEC will automatically update this Registration Statement.  We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering, including any Form 6-K reports that we indicate are to be incorporated by reference herein:

a.	Our annual report on Form 40-F for the year ended December 31, 2007;
b.
our reports on Form 6-K filed pursuant to sections 13(a) or 15(d) of the Exchange Act on January 17, 2008, January 23, 2008, February 11, 2008, February 13, 2008, February 14, 2008, February 18, 2008, February 20, 2008, February 27, 2008, February 29, 2008, March 3, 2008, March 31, 2008, April 3, 2008, April 7, 2008, April 8, 2008, April 14, 2008, April 17, 2008, April 28, 2008, April 30, 2008 and May 8, 2008; and:

c.
our registration statement on Form 40-F filed on April 16, 2002 which contains as Exhibit 44 our Articles of Amalgamation which contains a description of our Common Shares in the section entitled “Rights, Privileges Restrictions And Conditions of Shares.”

Item 4.	Description of Securities
Not applicable.
Item 5.	Interests of Named Experts and Counsel
Not applicable.
Item 6.	Indemnification of Directors and Officers

Under the Canada Business Corporations Act, a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, provided that the following conditions are met (i) the director or officer acted honestly and in good faith with a view to the best interests of the corporation or the other entity, and, (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.  Such indemnification may be made in connection with a derivative action only with court approval.  A director or officer is entitled to indemnification from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of a civil, criminal, administrative investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfilled the conditions set forth above.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of the Registrant, including liabilities arising under the Securities Act, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Securities Act.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits

Exhibit No.                                           Description of Exhibit

5.1*	Opinion of Blake, Cassels & Graydon LLP regarding the legality of the securities being registered.

23.1*	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included on the signature page included in this Part II).

* filed herewith

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, Canada, on this June 9, 2008.

CATALYST PAPER CORPORATION
By:	/s/ Richard Graneau
	Name:	Richard Garneau
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Valerie B. Seager and Peter M. Staiger, and each of them severally, his true and lawful attorney with power of substitution and resubstitution to sign in his name, place and stead, in any and all such capacities, the Registration Statement and any and all amendments thereto (including post-effective amendments and any additional registration statement pursuant to General Instruction E of Form S-8) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys to have power to act with or without the other, and to have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed such a power of attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Richard Graneau Richard Garneau	President and Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2008
/s/ David Smales David Smales	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 9, 2008
/s/ Thomas S. Chambers Thomas S. Chambers	Director	June 9, 2008
/s/ Gary Collins Gary Collins	Director	June 9, 2008
/s/ Michael Desbiens Michel Desbiens	Director	June 9, 2008
/s/ William Dickson William Dickson	Director	June 9, 2008
___________________ Benjamin C. Duster, IV	Director	_________, 2008
___________________ Neal P. Goldman	Director	_________, 2008
/s/ Denis Jean Denis Jean	Director	June 9, 2008
/s/ Jeffrey Marshall Jeffrey Marshall	Director	June 9, 2008
___________________ Amit Wadhwaney	Director	June 9, 2008

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the undersigned as the duly authorized representative of the Catalyst Paper Corporation in the United States on June 9, 2008.

CATALYST PAPER (USA) INC.
By:	/s/ Tom Crowley
	Name:	Tom Crowley
	Title:	President

Index to Exhibits

Exhibit No.                                           Description of Exhibit

5.1*	Opinion of Blake, Cassels & Graydon LLP regarding the legality of the securities being registered.

23.1*	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included on the signature page included in this Part II).

* filed herewith